EXHIBIT 4.9

FOURTH AMENDMENT TO

REGISTRATION RIGHTS AGREEMENT

This Fourth Amendment to Registration Rights Agreement (this “Third Amendment”) is made and entered into effective as of December 1, 2003, by and between Analytical Surveys, Inc., a Colorado corporation (the “Company”), and Tonga Partners, L.P., a Delaware limited partnership (“Tonga”).

RECITALS

A. In connection with an investment by Tonga in the Company, the parties entered into a Registration Rights Agreement dated as of April 2, 2002, a First Amendment to Registration Rights Agreement dated effective as of June 1, 2002, and a Second Amendment to Registration Rights Agreement dated effective as of February 27, 2003, and a Third Amendment to Registration Rights Agreement dated effective as of August 1, 2003 (as amended, the “Registration Rights Agreement”).

B. The Registration Rights Agreement obligates the Company to file a registration statement covering the Registrable Securities (as such term is defined therein) on Form S-1 no later than December 31, 2003.

C. The parties desire to amend the Registration Rights Agreement on the terms and conditions hereinafter set forth.

AGREEMENT

1.	The parties hereby amend the second sentence of Section 2 of the Registration Rights Agreement as follows:

“The Registration Statement shall be on Form S-3.”

2.	A new third sentence to Section 4 of the Registration Rights Agreement shall be added to read as follows:

“Notwithstanding the foregoing, the Holder shall reimburse the Company for its reasonable expenses described in clauses (i) through (iv) of the immediately preceding sentence, as well as the fees and expenses of the Company’s independent public accountants in connection with the preparation of the Registration Statement (including the expenses of any comfort letters or costs associated with the delivery by independent public accounts of a comfort letter or comfort letters) other than the conduct of the annual audit of the Company’s financial statements.”

3. Except as otherwise expressly provided in this Fourth Amendment, all of the terms and conditions of the Registration Rights Agreement shall remain in full force and effect.

4. This Fourth Amendment shall be binding upon and inure to the benefit of the parties and their successors and assigns. This Fourth Amendment shall be governed by and construed in accordance with the internal laws of the State of New York without giving effect to choice of law provisions. This Fourth Amendment may be executed in counterparts, each of which will be deemed an original, and all of which together will constitute one and the same instrument.

[signatures appear on next page]

IN WITNESS WHEREOF, the parties hereto have caused this Third Amendment to Registration Rights Agreement to be duly executed by their respective authorized officers as of the date first above written.

ANALYTICAL SURVEYS, INC.

By:
Name:
Title:

TONGA PARTNERS, L.P.

By:
Name:
Title:

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